Exhibit 99.1

BM Technologies, Inc.

BM Technologies Announces First Quarter 2023 Results

Q1 2023 Revenue $13.5 million

Continued Progress on Profit Enhancement Plan (“PEP”)

Reiterates 2023 Financial Outlook

Radnor, PA, May 22, 2023 — BM Technologies, Inc. (NYSE American: BMTX) (“BM Technologies”, “BMTX”, “we”, or the “Company”), one of the largest digital banking platforms and banking-as-a-service (“BaaS”) providers in the country, today reported results for the first quarter ended March 31, 2023.

“Q1 2023 tracked very closely to our expectations,” said Luvleen Sidhu, BMTX’s Chair, CEO, and Founder. “First quarter results were temporarily negatively impacted by the loss of Durbin-exempt interchange until we transition our Higher Education business to a new sponsor bank. Our spend and deposit metrics for this business have improved quarter over quarter and these positive fundamentals will drive revenue growth once we transition to our new partner bank. Regulatory review of our partnership with First Carolina Bank (“FCB”) is underway, and we continue to receive positive feedback on progress to date. In addition, and beginning in the second quarter, we expect servicing fee margins to improve by over 150 basis points at the current fed funds rate due to the impact of the new variable rate deposit servicing agreements. In the interim, we continue to focus our efforts on initiatives that position us as a lean, efficient, and innovative fintech including continued execution of our PEP. Initiatives completed during the first quarter collectively comprise nearly 50% of our targeted $15 million cost savings goal that will be realized throughout 2023.”

Sidhu continued, “Adding Raj Singh as Co-CEO has helped strengthen our team, and we see significant new opportunities on the horizon for our Company. In addition to investing in product upgrades to increase customer adoption and retention, we are also focusing on improving productivity and operational effectiveness throughout the business through better leverage of technology and automation to streamline operations and expanded use of data driven decisioning. We believe these investments will lead to financial improvements, enhanced customer experiences, and continued value creation for our shareholders.”

First Quarter 2023 Financial Highlights

●	Operating revenues totaled $13.5 million.

●	Net loss and Core loss[1] both totaled $(5.0) million or $(0.43) per share.

●	Core EBITDA (Loss)[1] totaled $(1.9) million.

●	Completed cost reductions yielding approximately $7.0 million of anticipated annualized cost savings.

●	Liquidity remained strong with $10.9 million of cash, $12.6 million of working capital, and no debt.

●	Use of cash during the quarter included $3.2 million for non-recurring items.

[1]	Metrics such as Core EBITDA (Loss) and Core earnings (loss) are Non-GAAP measures which exclude certain items from or add certain items to the comparable GAAP measure; a reconciliation appears on pages 8 and 9 of this release.

First Quarter 2023 Operating Highlights

●	Average serviced deposits totaled $1.2 billion.

●	Debit card spend totaled $0.8 billion, a 16% increase from fourth quarter 2022.

●	There were approximately 105 thousand new account sign-ups. In our Higher Education business, new checking account sign-ups increased 12% year over year.

●	New Deposit Servicing Agreement with FCB[2] for the Higher Education business pending regulatory approval.

●	Amended Deposit Servicing Agreement with Customers Bank[3] for the Higher Education business until transfer of the serviced deposits to a new sponsor bank.

●	Two-year extension of existing and largest BaaS partnership.

●	New Deposit Servicing Agreement with Customers Bank[4] for our existing and largest BaaS partnership.

●	Each new and amended Deposit Servicing Agreement provides variable rate servicing fees. At the current effective federal funds rate, and beginning in second quarter 2023, the collective benefit of the variable rate servicing fee structure will result in a margin increase of more than 150 basis points on average serviced deposits as compared to the prior fixed rate servicing fee structure.

Financial Summary Table

	Q1	Q4	Q3	Q2	Q1	YoY Change
(dollars in thousands)	2023	2022	2022	2022	2022	$	%
Interchange and card revenue	$3,079	$5,035	$5,325	$5,315	$6,643	$(3,564)	(54)%
Servicing fees	6,632	6,931	10,163	13,295	14,192	(7,560)	(53)%
Account fees	2,140	2,120	2,110	2,207	2,555	(415)	(16)%
University fees	1,506	1,328	1,357	1,446	1,603	(97)	(6)%
Other revenue	127	270	903	745	54	73	135%
Total GAAP Operating Revenue	$13,484	$15,684	$19,858	$23,008	$25,047	$(11,563)	(46)%

GAAP Operating Expense	$19,859	$23,254	$24,138	$23,377	$22,084	$(2,225)	(10)%
Less: restructuring, merger and acquisition related expenses	(719)	—	—	(1)	(289)	(430)	149%
Less: share-based compensation expense	(635)	(2,641)	(2,743)	(3,053)	(2,919)	2,284	(78)%
Less: depreciation and amortization	(3,130)	(3,004)	(2,995)	(2,991)	(3,073)	(57)	2%
Total Core Operating Expense	$15,375	$17,609	$18,400	$17,332	$15,803	$(428)	(3)%

Core EBITDA (Loss)	$(1,891)	$(1,925)	$1,458	$5,676	$9,244	$(11,135)	(120)%
Core EBITDA (Loss) Margin	(14)%	(12)%	7%	25%	37%	(51)%	(138)%

[2]	On March 16, 2023, we entered into a Deposit Servicing Agreement with FCB for the Higher Education deposits.
[3]	On March 22, 2023, we entered into a second amendment to the Deposit Processing Services Agreement with Customers Bank for the Higher Education serviced deposit accounts
[4]	On March 22, 2023, we entered into a Deposit Servicing Agreement with Customers Bank, under which, and effective March 31, 2023, the Company will perform Customers Bank’s services, duties, and obligations for our existing and largest BaaS partnership.

Business Update

BMTX, a financial technology company, is in the business of providing state-of-the-art technologies to attract and serve millions of Americans and provide them access to superior banking experiences. It continues to invest in its low-cost acquisition model and proprietary Application Programming Interface (“API”) platform to offer a full suite of financial services products. The Company operates principally in the Higher Education and BaaS verticals.

Higher Education

During the first quarter, the Company retained 98% of its Higher Education institutional customers and disbursed over $4.0 billion in refunds to students. BMTX signed agreements with 2 new colleges and universities in Q1 2023, providing over 70,000 additional students access to BankMobile Disbursements and the BankMobile Vibe checking account. The Company continues to identify ways to create an even better banking experience for its student customer base to ensure it provides them with the best offering and creates customers for life. New Higher Education checking account sign-ups in Q1 2023 increased by 12% year over year. In addition, average serviced deposits and organic deposits increased 9% and 22%, respectively, from Q4 2022, indicating continuing higher engagement of our student customer base. Deposits and spend per 90-day account at March 31, 2023 totaled $1,947 and $2,286, respectively.

On March 16, 2023, the Company entered into a Deposit Servicing Agreement (the “FCB Deposit Servicing Agreement”) with FCB, a North Carolina chartered, non-member community bank, which provides that FCB will establish and maintain deposit accounts and provide other banking services in connection with customized products and services offered by the Company to its Higher Education customers. The FCB Deposit Servicing Agreement has an initial term of four years, is subject to regulatory approval, and provides variable rate servicing fees, which at the current effective federal funds rate, will result in a margin increase to the Company of more than 150 basis points on average serviced deposits as compared to the prior fixed rate servicing fee structure. In addition, FCB is Durbin-exempt, which provides significantly improved interchange fees under the FCB Deposit Servicing Agreement.

On March 22, 2023, the Company and Customers Bank entered into a second amendment to the Deposit Processing Services Agreement (the “DPSA Second Amendment”) for the Higher Education serviced deposit accounts. The DPSA Second Amendment, among other things, extends the termination date of the Deposit Processing Services Agreement until the earlier of (i) the transfer of the Company’s Higher Education serviced deposits to a Durbin-exempt sponsor bank; or (ii) June 30, 2024; and revises the fee structure of the Deposit Processing Services Agreement to a variable rate, which at the current effective federal funds rate, will also result in a margin increase to the Company of more than 150 basis points on average serviced deposits as compared to the prior fixed rate servicing fee structure.

BaaS and Other Opportunities

In the Company’s BaaS vertical, our API platform design allows clients to consult and collaborate with BMTX as they create, implement, and execute their embedded finance vision. Our proprietary and flexible platform enables BMTX to go to market quickly, integrate with partners easily, and add features well ahead of our competition.

As it relates to portfolio metrics, annualized debit card spend for highly active BaaS users (those with both direct deposit and a minimum of five customer driven transactions per month) was approximately $18,850, and the average deposit balance per account was approximately $2,765 in Q1 2023. This very attractive cohort makes up approximately 21% of active accounts at March 31, 2023, as compared to 18% in the year-ago period. BaaS total debit card spend increased 12% year over year. BaaS average serviced deposits totaled $655 million for the first quarter.

On March 22, 2023, the Company entered into a second Deposit Servicing Agreement with Customers Bank in connection with the two-year extension of our existing and largest BaaS partnership. The Deposit Servicing Agreement provides variable rate servicing fees, which at the current effective federal funds rate, will result in a margin increase to the Company of more than 150 basis points on average serviced deposits as compared to the prior fixed rate servicing fee structure.

Profit Enhancement Plan

The Company continues to execute its PEP, with initiatives completed during the first quarter that will lead to the realization of nearly 50% of our targeted $15 million of savings in 2023. The Company is actively implementing multiple operational efficiency improvements throughout its business operations to yield the expected savings. The full year 2023 charges to achieve the projected annual savings remain within the previously announced range of $1.5 million to $3 million.

Additionally, and concurrently, we have accelerated our investment in technology and the strategic use of data to enhance our operational processes, which in turn improves customer experience. We are also transitioning this year to one technology platform to unify our customer experience between our Higher Education and BaaS businesses to enhance customer adoption and retention and create additional operational efficiencies. Again, we believe these investments will lead to financial improvements, enhanced customer experiences, and continued value creation for our shareholders.

2023 Financial Outlook

The Company continues to expect Core EBITDA1 results for the first half of 2023 to be in-line with the second half of 2022, and for full year 2023, the Company estimates Core EBITDA1 of approximately $14 million. The guidance we have provided is under the expectation that we will target the transfer of our Higher Education customer deposits to FCB beginning on July 1. The Company will continue to provide updates to its 2023 financial outlook in its future earnings releases, particularly as it relates to business execution and the regulatory approval process for the anticipated transfer of our Higher Education deposits from Customers Bank to FCB.

The Company has not reconciled the forward-looking non-GAAP measure above to comparable forward-looking GAAP measures because of the potential variability and uncertainty of incurring these costs and expenses in the future. Accordingly, a reconciliation is not available without unreasonable effort.

Earnings Webcast

The Company will host a conference call and webcast on Monday, May 22, 2023, at 5:00 pm ET to discuss its first quarter 2023 results. The webcast can be accessed via the Company’s investor relations site (ir.bmtxinc.com) by clicking on “Events & Presentations”, then “Events Calendar,” and following the link under “Upcoming Events;” or directly at 1Q23 Webcast Link. A replay will be available following the call.

An updated version of BMTX’s investor presentation will be posted on the Company’s Investor Relations website at ir.bmtxinc.com.

Contact Information

Investors:

Jim Dullinger, Chief Financial Officer

BM Technologies, Inc.

jdullinger@bmtx.com

Media Inquiries:

Brigit Hennaman

Rubenstein Public Relations, Inc.

bhennaman@rubensteinpr.com

About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX) - formerly known as BankMobile - is among the largest Banking-as-a-Service (BaaS) providers in the country, providing access to checking and savings accounts, personal loans, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can be found at www.bmtx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. In general, forward-looking statements may be identified through the use of words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” will,” “should,” “plan,” “continue,” “potential” and “project” or the negative of these terms or other similar words and expressions, and in this press release, include the expected cost savings from the PEP, the expected margin improvement on servicing fees, and our 2023 Financial Outlook. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to various risks and uncertainties. Such statements are based on Management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors.

These risks and uncertainties include, but are not limited to, general economic conditions, consumer adoption, technology and competition, continuing interest rate volatility, the ability to enter into new partnerships, regulatory risks, risks associated with the higher education industry and financing, and the operations and performance of the Company’s partners, including bank partners and BasS partners. Further information regarding additional factors which could affect the forward-looking statements contained in this press release can be found in the cautionary language included under the headings “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “Risk Factors” in the Company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission (“SEC”). The Company’s SEC filings are available publicly on the SEC website at www.sec.gov.

Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this communication, and BMTX undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. BMTX qualifies all forward-looking statements by these cautionary statements.

UNAUDITED FINANCIAL STATEMENTS

BM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME - UNAUDITED
(amounts in thousands, except per share data)

	Q1	Q4	Q3	Q2	Q1
	2023	2022	2022	2022	2022
Operating revenues:
Interchange and card revenue	$3,079	$5,035	$5,325	$5,315	$6,643
Servicing fees	6,632	6,931	10,163	13,295	14,192
Account fees	2,140	2,120	2,110	2,207	2,555
University fees	1,506	1,328	1,357	1,446	1,603
Other revenue	127	270	903	745	54
Total operating revenues	13,484	15,684	19,858	23,008	25,047
Operating expenses:
Technology, communication, and processing	7,130	7,230	7,731	7,297	6,918
Salaries and employee benefits	6,425	9,231	10,773	10,440	9,482
Professional services	2,640	3,501	2,454	2,420	2,372
Provision for operating losses	1,677	1,793	1,564	1,839	1,602
Occupancy	102	187	160	368	307
Customer related supplies	228	218	225	221	230
Advertising and promotion	118	302	242	84	113
Restructuring, merger and acquisition related expenses	719	—	—	1	289
Other expense	820	792	989	707	771
Total operating expenses	19,859	23,254	24,138	23,377	22,084
(Loss) income from operations	(6,375)	(7,570)	(4,280)	(369)	2,963
Non-operating income and expense:
Gain (loss) on fair value of private warrant liability	1,421	1,151	(1,369)	5,640	2,644
(Loss) income before income tax expense	(4,954)	(6,419)	(5,649)	5,271	5,607
Income tax expense (benefit)	6	(2,234)	(729)	909	1,643
Net (loss) income	$(4,960)	$(4,185)	$(4,920)	$4,362	$3,964

Weighted average number of shares outstanding - basic	11,602	11,942	11,940	11,944	11,955
Weighted average number of shares outstanding - diluted	11,602	11,942	11,940	12,600	12,563

Basic (loss) earnings per common share	$(0.43)	$(0.35)	$(0.41)	$0.37	$0.33
Diluted (loss) earnings per common share	$(0.43)	$(0.35)	$(0.41)	$0.35	$0.32

BM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS — UNAUDITED

(amounts in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
ASSETS
Cash and cash equivalents	$10,931	$21,108	$26,433	$32,484	$30,554
Accounts receivable, net allowance for doubtful accounts	12,946	8,260	8,614	7,081	10,199
Prepaid expenses and other assets	10,465	9,076	6,951	3,627	2,589
Total current assets	34,342	38,444	41,998	43,192	43,342
Premises and equipment, net	530	508	575	441	416
Developed software, net	20,631	22,324	24,025	25,997	27,669
Goodwill	5,259	5,259	5,259	5,259	5,259
Other intangibles, net	4,349	4,429	4,509	4,589	4,669
Other assets	—	72	—	53	316
Total assets	$65,111	$71,036	$76,366	$79,531	$81,671
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$19,116	$12,684	$10,503	$8,681	$8,772
Taxes payable	—	—	—	—	3,137
Current portion of operating lease liabilities	—	—	—	56	236
Deferred revenue, current	2,653	6,647	11,262	15,323	15,774
Total current liabilities	21,769	19,331	21,765	24,060	27,919
Non-current liabilities:
Deferred revenue, non-current	—	—	2	64	120
Liability for private warrants	1,406	2,847	3,997	2,628	8,268
Total liabilities	$23,175	$22,178	$25,764	$26,752	$36,307
Commitments and contingencies
Shareholders’ equity:
Preferred stock	$—	$—	$—	$—	$—
Common stock	1	1	1	1	1
Additional paid-in capital	70,380	72,342	69,901	67,158	64,105
Accumulated deficit	(28,445)	(23,485)	(19,300)	(14,380)	(18,742)
Total shareholders’ equity	41,936	48,858	50,602	52,779	45,364
Total liabilities and shareholders’ equity	$65,111	$71,036	$76,366	$79,531	$81,671

NON-GAAP FINANCIAL RECONCILIATIONS - UNAUDITED

Certain financial measures used in this Press Release are not defined by U.S. generally accepted accounting principles (“GAAP”), and as such, are considered non-GAAP financial measures. Core expenses and EBITDA exclude the effects of items the Company does not consider indicative of its core operating performance, including restructuring, merger and acquisition related expenses, fair value mark to market income or expense associated with certain warrants, and non-cash share-based compensation. Management believes the use of core revenues, expenses, and EBITDA are appropriate to provide investors with an additional tool to evaluate the Company’s ongoing business performance. Investors are cautioned that these non-GAAP financial measures may not be defined in the same manner by other companies and, as a result, may not be comparable to other similarly titled measures used by other companies. Also, these non-GAAP financial measures should not be construed as alternatives, or superior, to other measures determined in accordance with GAAP.

Reconciliation - GAAP Operating Expenses to Core Operating Expenses (in thousands)

	Q1	Q4	Q3	Q2	Q1
	2023	2022	2022	2022	2022
GAAP total expenses	$19,859	$23,254	$24,138	$23,377	$22,084
Less: restructuring, merger and acquisition related expenses	(719)	—	—	(1)	(289)
Less: share-based compensation expense	(635)	(2,641)	(2,743)	(3,053)	(2,919)
Core Operating Expenses inc Dep and Amort	$18,505	$20,613	$21,395	$20,323	$18,876
Less: depreciation and amortization	3,130	3,004	2,995	2,991	3,073
Core Operating Expenses ex. Dep and Amort	$15,375	$17,609	$18,400	$17,332	$15,803

Reconciliation - GAAP Net (Loss) Income to Core Net (Loss) Income (in thousands, except per share data)

	Q1	Q4	Q3	Q2	Q1
	2023	2022	2022	2022	2022
GAAP net (loss) income	$(4,960)	$(4,185)	$(4,920)	$4,362	$3,964
Add: (gain) loss on fair value of private warrant liability	(1,421)	(1,151)	1,369	(5,640)	(2,644)
Add: restructuring, merger and acquisition related expenses	719	—	—	1	289
Add: share-based compensation expense	635	2,641	2,743	3,053	2,919
Less: tax (@ actual ETR) on taxable non-core items	1	—	—	—	(85)
Core net (loss) income	$(5,026)	$(2,695)	$(808)	$1,776	$4,443
Core diluted shares	11,602	11,942	11,940	12,600	12,563
Core diluted (loss) earnings per common share	$(0.43)	$(0.23)	$(0.07)	$0.14	$0.35
GAAP diluted (loss) earnings per common share	$(0.43)	$(0.35)	$(0.41)	$0.35	$0.32

Reconciliation - GAAP Net (Loss) Income to Core EBITDA (Loss) (in thousands)

	Q1	Q4	Q3	Q2	Q1
	2023	2022	2022	2022	2022
GAAP net (loss) income	$(4,960)	$(4,185)	$(4,920)	$4,362	$3,964
Add: (gain) loss on fair value of private warrant liability	(1,421)	(1,151)	1,369	(5,640)	(2,644)
Add: depreciation and amortization	3,130	3,004	2,995	2,991	3,073
Add: income tax expense (benefit)	6	(2,234)	(729)	909	1,643
Add: restructuring, merger and acquisition related expenses	719	—	—	1	289
Add: share-based compensation expense	635	2,641	2,743	3,053	2,919
Core EBITDA (Loss)	$(1,891)	$(1,925)	$1,458	$5,676	$9,244

Key Performance Metrics

	Q1	Q4	Q3	Q2	Q1	YoY Change
	2023	2022	2022	2022	2022	$	%
Debit card POS spend ($ millions)
Higher education	$616	$517	$524	$524	$666	$(50)	(8)%
BaaS	171	162	158	158	153	18	12%
Total POS spend	$787	$679	$683	$682	$819	$(32)	(4)%

Serviced deposits ($ millions)
Higher education	$507	$369	$603	$444	$632	$(125)	(20)%
BaaS	575	765	967	1,349	1,553	(978)	(63)%
Total Ending Deposits	$1,082	$1,134	$1,570	$1,793	$2,185	$(1,103)	(50)%

Higher education	$524	$483	$482	$513	$656	$(132)	(20)%
BaaS	655	874	1,133	1,503	1,456	(801)	(55)%
Total Average Deposits	$1,179	$1,357	$1,615	$2,016	$2,112	$(933)	(44)%

Higher Education Metrics
Higher education retention	98%	98%	99%	99%	99%		(1)%
FAR(1) disbursement amount ($B)	$4.0	$1.9	$3.4	$2.0	$4.9	$(0.9)	(18)%
Organic deposits(2) ($M)	$485	$398	$410	$419	$507	$(22)	(4)%

(1)	FAR disbursements are Financial Aid Refund disbursements from a higher education institution.
(2)	Organic Deposits are all deposits excluding any funds disbursed directly from the school.